EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated January 25, 2017 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 29, 2016

as supplemented June 8, 2016, September 30, 2016 and October 13, 2016

Effective March 3, 2017, the Prospectus is amended to reflect that the name Ivy VIP Small Cap Value is changed to Ivy VIP Small Cap Core.

Effective immediately, the following replaces the “Portfolio Manager” section for Ivy VIP International Core Equity:

Portfolio Managers

John C. Maxwell, Senior Vice President of IICO, has managed the Portfolio since May 2009, and Catherine Murray, Vice President of IICO, has managed the Portfolio since January 2017.

Effective immediately, the following replaces the first sentence of the first paragraph of the “The Management of the Portfolios — Portfolio Management — Ivy VIP International Core Equity” section:

John C. Maxwell and Catherine Murray are primarily responsible for the day-to-day portfolio management of Ivy VIP International Core Equity. Mr. Maxwell has held his responsibilities since May 27, 2009, when WRIMCO assumed direct investment management responsibilities of the Portfolio from Templeton Investment Counsel, LLC, the Portfolio’s former investment subadviser.

Effective immediately, the following is inserted as a new paragraph immediately following the first paragraph of the “The Management of the Portfolios — Portfolio Management — Ivy VIP International Core Equity” section:

Ms. Murray has held her Portfolio responsibilities for Ivy VIP International Core Equity since January 2017. She is Vice President of IICO and Vice President of the Trust. Ms. Murray joined Waddell & Reed in 2011 and has served as assistant portfolio manager for other investment companies managed by IICO since 2014. She earned a BA in French and Business Administration (Accounting) from the College of St. Catherine in St. Paul, Minnesota, and holds an MBA with a major in Finance from the Wharton School, University of Pennsylvania.

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IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated February 22, 2017 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 29, 2016

as supplemented June 8, 2016, September 30, 2016, October 13, 2016 and January 25, 2017

Effective Date of Changes to Ivy VIP Small Cap Value:

On January 25, 2017, a supplement to this prospectus was filed to reflect that the name and certain strategies and risks of the Ivy VIP Small Cap Value was changing to Ivy VIP Small Cap Core, with such changes to be effective on March 3, 2017. This effective date has been modified, and the name change from Ivy VIP Small Cap Value to

Ivy VIP Small Cap Core and the changes to the strategies and risks identified in the January 25, 2017 supplement will now take effect on April 28, 2017.

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IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated March 31, 2017 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 29, 2016

as supplemented June 8, 2016, September 30, 2016, October 13, 2016, January 25, 2017 and

February 22, 2017

Effective April 28, 2017, the Prospectus is amended to reflect the following name changes:

∎	The name of Ivy VIP Global Natural Resources is changed to Ivy VIP Natural Resources
∎	The name of Ivy VIP Real Estate Securities is changed to Ivy VIP Advantus Real Estate Securities